Exhibit 99.1

Idaho General Announces Advancement of Plans for

Its Mount Hope Molybdenum Project in Nevada

SPOKANE, Wash.--(BUSINESS WIRE)--June 12, 2006--Idaho General Mines, Inc. (OTCBB:IGMI) ("Idaho General Mines, Inc." or the "Company") announced the filing of a Plan of Operations with the Bureau of Land Management (BLM) on June 6, 2006 with respect to its Mount Hope molybdenum project in Nevada. "The filing of this plan is a significant step in progressing both the permitting of the project and in finalizing our technical plan to place the mine into production. The Idaho General staff, together with our key permitting consultant SRK Consulting (U.S.), Inc, have worked for over a year to develop a plan that balances preserving the environment with achieving sustainable development through the anticipated 53-year life of operation of the mine," said Robert L Russell, President and CEO of the Company. Mount Hope is one of the largest molybdenum-porphyry deposits in the world and, once in operation, the project is expected to represent the first large-scale, high-grade, primary molybdenum mine to be placed into production in the United States in over two decades. It is the largest molybdenum project in the permitting stage in the world.

The Plan of Operations provides both state and federal regulators with a description of the operations, facilities and a plan of production for the life of the operation. Russell further stated, "The mine will be an open pit operation similar to several large gold mines in the Carlin, Nevada area 70 miles to the north." The Plan of Operations now submitted to the BLM in Nevada will be reviewed by the regulators as a pivotal part of the National Environmental Policy Act (NEPA) permitting process. Mount Hope, located in the southern part of Eureka County, Nevada, will utilize the entire known deposit, which is estimated by drilling to be over 930 million tonnes. The operations are expected to employ about 330 people on a continuing basis.

Permitting for a large project like Mount Hope may take up to two years following the submittal of a Plan of Operations to the BLM. During the permitting process the Company will engage a third party independent environmental consultant to complete an Environmental Impact Statement. Following public review and the issuing of a favorable "Record of Decision" by the BLM, construction of the mine and building of plants is expected to take approximately 20 months.

Phase 1 of the mining plan, which covers the first 20 years of open pit operation, is based upon mining and milling 40,000 to 50,000 metric tonnes per day. During Phase 1, molybdenum is expected to be recovered from 300 million tonnes (330 million tons) with a grade of 0.098-percent molybdenum. In the first five years of operation, the plan forecasts processing 40,000 tonnes per day from higher grade ore at about 0.12-percent molybdenum.

Phase 2 of the mining plan, which covers years 21 to about year 53, will be accomplished by deepening the Phase 1 open pit by 930 feet, allowing the extraction of over half-billion expected additional tonnes at a grade of approximately 0.063 percent molybdenum. Russell further stated, "We are fortunate to be able to mine the higher grade first because it is near the surface. Our mining operations in the subsequent years, though the molybdenum will be a lower grade, will benefit from the fact that the plant and equipment will already be in place. We are also fortunate that we will be employing established process technology both at the mine and in the process plant. Molybdenum is now being recognized as a key metal in our society." The current market price for molybdenum is over $25 per pound; and management believes that the metal remains in tight supply. The Company believes that there are few new molybdenum mines and none of this size on the horizon. Idaho General plans to produce a Technical Grade Molybdenum Oxide (TMO) product for sale to the steel and stainless markets where it is an important additive providing both strength and corrosion resistance. Molybdenum is also used in catalysts in petroleum refining, as a lubricant, and as a specialty steel product metal because of its high melting point. Consumption of molybdenum has been growing at an average rate of over more than 5 percent per year over the last 15 years. Recent new uses for molybdenum have increased this rate in the past three years.

The mining plans for Mount Hope make use of data generated by prior exploration efforts, including 165 drill holes totaling 230,000 feet, completed largely by Exxon Minerals Company. In 2005 and 2006 the company completed extensive technical and environmental work as well as design and economic feasibility studies. A particular challenge has been the careful study of waste disposal facilities. Russell stated that, "We still have several important studies which are ongoing which include socioeconomics. While other aspects of study will lead to understanding the local environment and demonstrating environmental consequences of the project, the socioeconomic studies will lead to understanding the needs of the local communities such as the town of Eureka and Eureka County. We are anxious to enter into a more serious dialogue with the local community. Toward that end we are locating an office near Eureka which will be the residence of our newly appointed Manager of Nevada Operations, Paul Valenti, and his staff."

The Company portfolio contains additional advanced-stage molybdenum deposits as well as copper and gold deposits located in the western United States. The Company is led by a highly-qualified technical and financial management team experienced in engineering, designing, building and operating major mines. The Company's stock trades on the OTC Bulletin Board under the symbol "IGMI". The Company has recently applied for listing on the American Stock Exchange and has obtained financing for completing the permitting and engineering work. The Company's web site is www.idahogeneralmines.com.

(Note that to satisfy the modern convention, the Company uses metric tonnes. A metric tonne is 2204.6 lbs, whereas a short ton is 2000 lbs).

Statements made herein which are not historical facts, such as anticipated payments, production, exploration results and plans, costs, prices or sales performance are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, and involve a number of risks and uncertainties that could cause actual results to differ materially from those projected, anticipated, expected or implied. These risks and uncertainties include, but are not limited to, metals price volatility, volatility of metals production, exploration risks and results, political risks, project development risks and ability to raise financing. Refer to the Company's Form 8-K, 10-QSB and 10-KSB reports for a more detailed discussion of factors that may impact expected future results. The Company undertakes no obligation and has no intention of updating forward-looking statements.

Cautionary Note to Investors: The United States Securities and Exchange Commission permits mining companies, in their filings with the SEC, to disclose only those mineral deposits that a company can economically and legally extract or produce. We use certain terms and statements in this news release that the SEC guidelines strictly prohibit us from including in our filing with the SEC. U.S. investors are urged to consider closely the disclosure in our filings with the SEC. You can review and obtain copies of these filings from the SEC's website at

http://www.sec.gov/edgar.shtml.

Contact:

Idaho General Mines, Inc.

Robert L. Dumont, 509-838-1213